Exhibit 10.27
AMENDMENT OF LEASE
     AGREEMENT, made as of the 24th day of September, 1982 by and between 401 PARK AVENUE SOUTH ASSOCIATES, (hereinafter referred to as “Landlord”), and HEALTH MANAGEMENT SYSTEMS, INC., (hereinafter referred to as “Tenant”).
W I T N E S S E T H :
     WHEREAS, Landlord and Tenant entered into an Agreement of Lease (the “Lease”) dated September 24, 1981, covering the premises known as the 4th floor in the building known as 401 PARK AVENUE SOUTH in the City, County and State of New York; and
     WHEREAS, the parties hereto desire to amend the Lease as follows:
1.	The date of the expiration of the term of the Lease is changed from September 30, 1991 to November 30, 1992.

2.	The fixed annual rental for the period October 1, 1991 to November 30, 1992 shall be $192,500 per annum.

3.	Article 48 of the Lease is hereby deleted in its entirety and is replaced with the following:

“48. (a) In every case in which Tenant is required by the terms of this Lease to pay the Landlord a sum of money (including, without limitation, payment of fixed and additional rent) and payment is not made within five (5) days after the same shall become due, Tenant shall pay as additional rent hereunder, interest on each sum or so much thereof as shall be unpaid from the date it becomes due until it is paid. Such interest shall be computed at a rate which shall be two percent (2%) per month; provided, however, in no event shall such interest be in excess of the highest rate of interest which shall from time to time be permitted under the laws of the State of New York to be charged on late payments of sums of money due pursuant to the terms of a lease. The minimum interest charge in any and all instances shall be $100.00.
(b) The interest payable pursuant to paragraph (a) above shall be (i) payable on demand and (ii) without prejudice to any of the Landlord’s rights and remedies hereunder, at law or in equity for nonpayment or late payment of rent and other sum and in addition to any such rights and remedies. No failure by Landlord to insist upon the strict performance by Tenant’s of Tenant’s obligations to pay interest as provided in this Article shall constitute a waiver by Landlord of its right to enforce the provisions of this Article in any instance thereafter occurring. The provisions of this Article shall not be construed in any way to extend the grace periods or notice periods provided for in Article 17 of this Lease.”

4.	Article 60 of the Lease in hereby deleted in its entirety and is replaced with the following:

“60. Landlord and Tenant acknowledge that Tenant has paid the 4th, 137th and 138th monthly installments of fixed rent.”

5.	Except as heretofore and hereby amended, all of the terms, conditions and covenants in the Lease, including, without limitation, the provisions of the Lease relating to additional rent shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

401 PARK AVENUE SOUTH ASSOCIATES

BY:	/s/ Stephen J. Meringoff
Stephen J. Meringoff,
General Partner

HEALTH MANAGEMENT SYSTEMS, INC.

BY:	/s/ Robert Holster
Robert Holster
Vice President